Exhibit 10.1

SUMMARY OF THE COMPENSATION ARRANGEMENT FOR
THE COMPANY’S EXECUTIVE VICE PRESIDENT
DAVID R. MARTIN

Base Salary:	$375,000, payable semi-monthly

Bonus Incentive Target:	$875,000, payable annually* +

Long Term Incentive Award Target:	$550,000, payable annually*#

Mr. David Martin is also entitled to all welfare and retirement benefits offered to other senior executives of Janus.

Following termination of employment by the Company (other than for cause) within the first two years of employment and subject to his execution of a legal release, Mr. Martin will receive a severance payment up to two years of his then-current base salary and his bonus incentive target. In addition, all of his initial unvested stock and stock option awards will vest. Following termination of employment by the Company (other than for cause) on or after two years of employment and subject to his execution of a legal release, Mr. Martin will receive a severance payment up to eighteen months of his then-current base salary and his bonus incentive target.

Upon a change of control of Janus, Mr. Martin’s unvested initial restricted stock and stock option awards will vest in full. If the change of control occurs within the first two years of his employment and his employment is terminated or his job duties are materially reduced, then he will receive a severance payment up to two years of his then-current base salary and his bonus incentive target..

* Actual payments may be less than or greater than the target amount. Payments are subject to approval by the Compensation Committee or the Board of Directors and subject to achievement of performance target levels under the 2005 executive variable compensation plan in compliance with Section 162(m) of the Internal Revenue Code.

+ Mr. Martin’s 2005 bonus incentive payment is guaranteed at a minimum of $650,000.

# On or about his start of employment, Mr. Martin will also be granted a $550,000 restricted stock award and a $450,000 stock option award, subject to a four-year vesting schedule.